FOR: SSI INVESTMENTS II LIMITED

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

SSI Investments II Limited Reports Third Quarter Fiscal 2012 Results

NASHUA, NH, December 14, 2011 - SSI Investments II Limited (“SSI II”), a parent company of SkillSoft Limited (formerly SkillSoft PLC), a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small- to medium-sized businesses, today announced financial results for its third fiscal quarter of fiscal 2012.

Basis of Presentation

On May 26, 2010, SSI Investments III Limited, a wholly owned subsidiary of SSI II, completed its acquisition of SkillSoft PLC (the “Acquisition”), which was subsequently re-registered as a private limited company and whose corporate name changed from SkillSoft PLC to SkillSoft Limited (“SkillSoft”).  Unless otherwise indicated or the context otherwise requires, the terms the “Company”, “we”, “us”, “our” and other similar terms mean (a) prior to the Acquisition of SkillSoft, SkillSoft and its subsidiaries (the “Predecessor”), and (b) from and after the Acquisition of SkillSoft, SSI II and its subsidiaries including SkillSoft (the “Successor”).  Certain information furnished in this press release and the accompanying financial information, is presented for the Predecessor and Successor periods.

On October 14, 2011, the Company announced that its indirect subsidiaries, SkillSoft Corporation and SkillSoft Ireland Limited, completed their acquisition of the Element K business from NIIT Ventures, Inc., an indirect subsidiary of NIIT Limited (the “Element K acquisition”).

The Company's management has furnished in this press release and the accompanying financial information financial measurements that are not in accordance with generally accepted accounting principles (GAAP) in the United States, such as non-GAAP adjusted EBITDA and days sales outstanding (DSOs) from non-GAAP revenue.  As used herein, EBITDA represents net income (loss) plus (i) interest expense, (ii) (benefit) provision for income taxes and (iii) depreciation and amortization, less interest income and other income (expense).  Non-GAAP adjusted EBITDA is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that the Company's management believes are not indicative of the Company's future operating performance including, merger and integration expenses as well as revenue reductions and incremental expenses related to purchase accounting attributed to the Acquisition and the Element K acquisition, stock-based compensation, amortization and business realignment strategy charges. DSOs related to non-GAAP revenue exclude fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition and the Element K acquisition and include revenues from the Element K business prior to the Element K acquisition.

These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies.  These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP.  The Company’s management uses these non-GAAP financial measures as alternative means for assessing the Company’s results of operations and believes that they may also provide useful information to the Company’s investors.  In addition, certain covenants in the Company’s credit agreement are based on non-GAAP financial measures, such as adjusted EBITDA, and evaluating and presenting these measures allows the Company and its investors to assess the Company’s compliance with the covenants in the Company’s credit agreement and the Company’s ability to meet its future debt service, capital expenditures and working capital requirements.  The Company’s management believes that DSOs are useful as a comparison of the current period DSOs to the prior period in order for the Company’s management to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business.

Fiscal 2012 Third Quarter Results

The Company reported total revenue of $85.5 million for its third quarter ended October 31, 2011 of its fiscal year ending January 31, 2012 (fiscal 2012), which represented a $33.0 million increase from the $52.5 million reported in its third quarter of the fiscal year ended January 31, 2011 (fiscal 2011).  The components of revenues are as follows (amounts in millions):

	Third Quarter Fiscal 2012	Third Quarter Fiscal 2011
Revenues	$87.9	$79.4
Fair value adjustments to deferred revenue from the Acquisition	(0.8)	(26.9)
Fair value adjustments to deferred revenue from the Element K acquisition	(1.6)	-
	$85.5	$52.5

Of the $33.0 million increase in revenue, approximately $24.5 million is related to the net reduction in fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition, net of the Element K acquisition; approximately $4.2 million is related to additional revenues generated from increased current and prior period bookings, as compared to revenues generated from bookings for the same period in fiscal 2011; and approximately $4.2 million is related to revenues generated from Element K business following the Element K acquisition.

The Company’s deferred revenue at October 31, 2011 was approximately $153.9 million, which represented a $44.3 million increase from the $109.6 million reported at October 31, 2010.  The components of deferred revenues are as follows (amounts in millions):

	October 31, 2011	October 31, 2010
Deferred revenues	$169.6	$137.9
Unamortized fair value adjustments to deferred revenue from the Acquisition	(1.5)	(28.3)
Unamortized fair value adjustments to deferred revenue from the Element K acquisition	(14.2)	-
	153.9	109.6

Of the $44.3 million increase in deferred revenue, approximately $12.6 million is related to a net reduction from the unamortized fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition and the Element K acquisition and approximately $26.6 million is related to the acquired Element K deferred revenues and approximately $5.1 million is related to additional current and prior period bookings.

The Company’s net loss was $20.1 million for the third quarter of fiscal 2012 as compared to $35.3 million for the third quarter of fiscal 2011.  The significant components and related activities of the Acquisition and the Element K acquisition include the following (amounts in millions):

	Third Quarter Fiscal 2012	Third Quarter Fiscal 2011
Fair value adjustments to deferred revenue in purchase accounting	$2.4	$26.9
Amortization of intangible assets related to content and technology	16.4	16.0
Fair value adjustments to prepaid commissions in purchase accounting	(0.2)	(3.4)
Acquisition related expenses	1.5	1.0
Restructuring expenses	2.2	-
Merger and integration related expenses	1.0	-
Amortization of intangible assets	16.2	10.7
Interest expense from new borrowings	15.4	15.1
	$54.9	$66.3

Gross margin was 71% for the Company’s fiscal 2012 third quarter as compared to 56% for the fiscal 2011 third quarter.  The increase in gross margin for the fiscal 2012 third quarter is primarily due to the impact of purchase accounting on revenues in the respective periods, offset by a $0.9 million increase in royalties, predominately related to Element K revenues and $0.5 million increase related to Element K transitional expenses.

Research and development expenses increased to $13.0 million in the fiscal 2012 third quarter from $10.3 million in the fiscal 2011 third quarter.  This increase was primarily due to incremental software and content development expenses of approximately $2.0 million and an increase in compensation and benefits of approximately $0.6 million.  Research and development expenses were 15% of revenue for the fiscal 2012 third quarter as compared to 20% for the fiscal 2011 third quarter, primarily due to the impact of purchase accounting on revenues in the respective periods, offset by the aforementioned increases in spending.

Sales and marketing expenses increased to $29.2 million in the fiscal 2012 third quarter from $22.3 million in the fiscal 2011 third quarter. This increase was primarily due to an increase in commissions expense of $3.2 million driven primarily by the write-off of prepaid commissions in purchase accounting related to the Acquisition of $3.4 million in the prior period, which was offset by a $0.2 million write-off of prepaid commissions in purchase accounting related to the Element K acquisition, a $2.3 million increase in compensation and benefits, a $0.6 million increase in commission expense from additional revenues and bookings, a $0.3 million increase related to travel expenses and a $0.3 million increase in marketing program expenses.  Sales and marketing expenses were 34% of revenue for the fiscal 2012 third quarter as compared to 42% for the fiscal 2011 third quarter primarily due to the impact of purchase accounting on revenues in the respective periods, offset by the aforementioned increases in spending.

General and administrative expenses increased to $7.8 million in the fiscal 2012 third quarter from $7.6 million in the fiscal 2011 third quarter.  This $0.2 million increase is primarily related to compensation and benefits.  General and administrative expenses were 9% of revenue for the fiscal 2012 third quarter as compared to 14% for the fiscal 2011 third quarter, primarily due to the impact of purchase accounting on revenues in the respective periods, offset by the aforementioned increases in spending.

Interest expense increased to $15.4 million for the fiscal 2012 third quarter from $15.1 million in the fiscal 2011 third quarter.  The increase in interest expense is primarily related to the incremental borrowings related to the Element K acquisition.

Acquisition related expenses for the fiscal 2012 third quarter increased to $1.5 million from $1.0 million in the fiscal 2011 third quarter.  The fiscal 2012 third quarter expenses related primarily to the professional fees incurred in connection with the Element K acquisition and the fiscal 2011 third quarter expenses primarily related to professional fees incurred in connection with the Acquisition.

Merger and integration related expenses of approximately $1.0 million primarily relate to headcount costs related to transition activities and process integration activities from the Element K acquisition.

Restructuring costs of approximately $2.2 million primarily relate to workforce redundancy costs related to the Element K acquisition.

The Company’s tax benefit for the fiscal 2012 third quarter was $5.1 million and consisted of a cash tax provision of $0.8 million and a non-cash tax benefit of $5.9 million.  This compares to a $2.6 million tax benefit reported in the fiscal 2011 third quarter, which consisted of cash tax provision of approximately $1.6 million and a non-cash tax benefit of approximately $4.2 million.  The Company recorded a tax benefit in both the fiscal 2012 third quarter and the fiscal 2011 third quarter due to the Company’s loss from operations.

Non-GAAP adjusted EBITDA for the fiscal 2012 third quarter was $31.0 million as compared to $31.4 million for the fiscal 2011 third quarter.  The components of Non-GAAP adjusted EBITDA are calculated as follows (amounts in millions):

	Third Quarter Fiscal 2012	Third Quarter Fiscal 2011
Net loss, as reported	$(20.1)	$(35.3)
Interest expense, net	15.3	15.1
Depreciation and amortization	0.8	0.8
Amortization of intangible assets	32.5	26.7
Benefit for income taxes	(5.1)	(2.6)
EBITDA	23.4	4.7

Restructuring expenses	2.2	-
Merger and integration related	1.0	-
Merger and integration related (included in cost of revenues)	0.5	-
Other (income) expense	(0.4)	0.5
Sponsor fees	0.4	0.4
Consulting and advisory fees	0.7	1.3
Acquisition related expenses	1.5	1.0
Fair value adjustments to prepaid royalties in purchase accounting	(0.5)	-
Fair value adjustments to prepaid commissions in purchase accounting	(0.2)	(3.4)
Fair value adjustments to deferred revenue in purchase accounting	2.4	26.9
Non-GAAP adjusted EBITDA	$31.0	$31.4

The Company’s senior credit facilities require the Company to comply on a quarterly basis with a single financial covenant for the benefit of borrowing availability under the revolving credit facility only.  The financial covenant requires the Company to maintain a maximum secured leverage ratio tested on the last day of each fiscal quarter (but failure to maintain the required ratio would not result in a default under the revolving credit facility so long as the revolving credit facility is undrawn at such time).  The maximum secured leverage ratio will reduce over time, subject to increase in connection with certain material acquisitions. The Company’s senior credit facilities and senior notes also include various nonfinancial covenants.  As of October 31, 2011, the Company is in compliance with this financial covenant and all nonfinancial covenants.

The Company had approximately $40.1 million in cash, cash equivalents and restricted cash as of October 31, 2011 as compared to $35.3 million as of January 31, 2011.  This increase is primarily due to the proceeds from the issuance of the senior credit facilities, net of fees of $85.4 million related to the Element K acquisition and cash provided by operations of $40.6 million.  The increase was partially offset by the Element K acquisition, net of cash received of $109.5 million, principal payments on the Company’s senior credit facilities of $4.6 million, purchases of property and equipment of $4.6 million  and the asset acquisition of 50 Lessons Limited, net of cash received of $3.8 million.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

The Company’s DSOs from non-GAAP revenues were in the targeted range for the fiscal 2012 third quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs from non-GAAP revenues were 10 days in the fiscal 2012 third quarter as compared to 4 days in year ago period and 4 days in the second quarter of fiscal 2012.  As noted from previous acquisitions, management anticipated that the Element K acquisition would initially increase DSO’s from non-GAAP revenues on a net basis.  Based on prior experience along with existing billing and collection practices, management anticipates that DSO’s from non-GAAP revenues on a net basis will gradually improve to pre-acquisition ranges over the next fiscal year.  On a gross basis, which considers all items billed as receivables, DSOs from non-GAAP revenues were 73 days in the fiscal 2012 third quarter, 71 days in fiscal 2011 third quarter, and were 69 days in the fiscal 2012 second quarter.

Supplemental financial information will be available on the Company’s web site, www.skillsoft.com, at the time of the earnings call.

Conference Call

In conjunction with this release, management will conduct a conference call on Wednesday, December 14, 2011 at 8:30 a.m. EST to discuss the Company’s fiscal 2012 third quarter financial and operating results.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, dial 800-322-9079 or 973-582-2717 for international callers and use the following passcode: 34568882.  The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. EST on December 15, 2011 until 11:59 p.m. EST on December 22, 2011. The replay number is 855-859-2056 or 404-537-3406 for international callers, passcode: 34568882. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.

About SSI II

SSI Investments II Limited is an indirect parent of SkillSoft Limited, a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services.  SkillSoft is on the web at http://www.skillsoft.com.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft's Books24x7(R) product offering includes access to more than 30,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search & Learn(R), SkillSoft Dialogue(TM) virtual classroom, and inGenius(R).

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search & Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue, Element K, Quickskill and inGenius are trademarks or registered trademarks of SkillSoft Ireland Limited in the United States and certain other countries. All other trademarks are the property of their respective owners.

From time to time, including in this press release, we may make forward-looking statements, including but not limited to statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, regulatory, market and industry trends, liquidity and similar matters. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. We note that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, among others, that we are highly leveraged; that our debt agreements contain restrictions that limit our flexibility in operating our business; that our quarterly operating results may fluctuate significantly; the effect of past and future acquisitions on our operations; volatility in the global market and economic conditions; that increased competition may result in decreased demand for our products and services; our ability to meet the needs of a rapidly changing, developing market; our ability to introduce new products; that our business is subject to currency fluctuations that could adversely affect our operating results; that we may be unable to protect our proprietary rights and other factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, as filed with the SEC on April 14, 2011.  You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  Accordingly, investors should not place undue reliance on those statements.  The forward-looking statements contained in this press release reflect our expectations as of the date hereof and, except as required by applicable securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SSI Investments II and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands)

	Successor		Successor		Predecessor
	Three Months Ended	Three Months Ended	Nine Months Ended	May 26, to October 31,	February 1, to May 25,
	October 31, 2011	October 31, 2010	October 31, 2011	2010	2010

Revenues	$85,481	$52,544	$242,117	$86,600	$97,538
Cost of revenues (1)	8,588	7,036	23,424	12,247	9,226
Cost of revenues - amortization of intangible assets	16,411	15,986	48,383	27,692	40

Gross profit	60,482	29,522	170,310	46,661	88,272

Operating expenses:
Research and development (1)	13,047	10,275	39,115	17,653	17,131
Selling and marketing (1)	29,165	22,254	85,725	36,775	40,378
General and administrative (1)	7,787	7,569	23,563	13,244	21,828
Amortization of intangible assets	16,171	10,752	47,557	18,541	1,137
Acquisition related expenses	1,535	998	2,394	21,596	15,063
Merger and integration related expenses	1,035	-	1,035	-	-
Restructuring	2,170	-	2,170	-	-

Total operating expenses	70,910	51,848	201,559	107,809	95,537

Other (expense) income, net	431	(487)	(1,223)	(1,522)	385
Interest income	67	36	138	52	95
Interest expense	(15,353)	(15,131)	(45,289)	(33,711)	(3,723)

Loss before provision for income taxes	(25,283)	(37,908)	(77,623)	(96,329)	(10,508)

Provision (benefit) for income taxes - cash	792	1,593	2,792	1,542	906
(Benefit) provision for income taxes - non-cash	(5,931)	(4,213)	(16,814)	(9,613)	(2,800)

Net loss income	$(20,144)	$(35,288)	$(63,601)	$(88,258)	$(8,614)

(1)	The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$-	$-	$-	$-	$201
Research and development	-	-	-	-	4,861
Selling and marketing	-	-	-	-	8,260
General and administrative	-	-	-	-	11,837
	$-	$-	$-	$-	$25,159

SSI Investments II
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	October 31, 2011	January 31, 2011

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$39,954	$35,199
Short term investment	-	-
Restricted cash	118	59
Accounts receivable, net	88,565	144,665
Deferred tax assets	2,337	1,644
Prepaid expenses and other current assets	25,798	25,717

Total current assets	156,772	207,284

Property and equipment, net	9,201	4,977
Goodwill	611,065	564,516
Intangible assets, net	578,654	590,162
Deferred tax assets	3,871	2,291
Other assets	22,678	23,757

Total assets	$1,382,241	$1,392,987

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$1,566	$8,487
Accounts payable	14,436	5,189
Accrued expenses	58,708	48,475
Deferred tax liabilities	6,791	4,615
Deferred revenue	153,879	196,803
Other liabilities	992	-

Total current liabilities	236,372	263,569

Long term debt	713,191	622,973
Deferred tax liabilities	58,946	75,178
Other long term liabilities	5,574	3,444
Total long-term liabilities	777,711	701,595

Total stockholders' equity	368,158	427,823

Total liabilities and stockholders' equity	$1,382,241	$1,392,987

SSI Investments II
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Successor		Predecessor
	Nine Months Ended October 31,	May 26, to October 31,	February 1, to May 25,
	2011	2010	2010

Cash flows from operating activities:

Net loss	$(63,601)	$(88,258)	$(8,614)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	-	-	25,159
Depreciation and amortization	3,013	1,661	1,374
Amortization of intangible assets	95,940	46,233	1,177
(Recovery of) provision for bad debts	(78)	(90)	(52)
Benefit for income taxes - non-cash	(16,814)	(9,613)	(2,800)
Non-cash interest expense	3,347	1,903	3,219
Tax effect related to exercise of non-qualified stock options	-	-	282
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	71,588	(9,105)	86,230
Prepaid expenses and other current assets	1,796	(1,752)	(2,218)
Accounts payable	(2,835)	424	(1,559)
Accrued expenses, including long-term	3,930	3,204	(6,296)
Deferred revenue	(55,682)	28,140	(41,817)

Net cash provided by (used in) operating activities	40,604	(27,253)	54,085

Cash flows from investing activities:

Purchases of property and equipment	(4,618)	(1,709)	(438)
Purchases of investments	-	-	(2,562)
Maturity of investments	-	-	6,122
Acquisition of SkillSoft, net of cash received	-	(1,074,181)	-
Acquisition of Element K, net of cash received	(109,448)	-	-
Acquisition of 50 Lessons, net of cash received	(3,820)	-	-
(Increase) decrease in restricted cash, net	(59)	1,837	27

Net cash (used in) provided by investing activities	(117,945)	(1,074,053)	3,149

Cash flows from financing activities:

Exercise of stock options	-	-	3,065
Proceeds from capital contribution	325	-	-
Proceeds from employee stock purchase plan	-	-	1,666
Proceeds from issuance of ordinary shares	-	534,513	-
Proceeds from issuance of Senior Credit Facilities, net of fees	85,434	306,398	-
Proceeds from issuance of Senior Notes, net of fees	-	296,448	-
Principal payments on Senior Credit Facilities	(4,605)	(813)	(84,365)
Tax effect related to exercise of non-qualified stock options	-	-	(282)

Net cash (used in) provided by financing activities	81,154	1,136,546	(79,916)

Effect of exchange rate changes on cash and cash equivalents	942	1,866	(1,315)

Net increase (decrease) in cash and cash equivalents	4,755	37,106	(23,997)
Cash and cash equivalents, beginning of period	35,199	-	76,682

Cash and cash equivalents, end of period	$39,954	$37,106	$52,685